     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                       AMERICAN INTERNATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        13-2592361
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                            ------------------------

                    70 PINE STREET, NEW YORK, NEW YORK 10270
         (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                             1999 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                              KATHLEEN E. SHANNON
                          VICE PRESIDENT AND SECRETARY
                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              PROPOSED
                                                                       PROPOSED               MAXIMUM
                                                                       MAXIMUM               AGGREGATE
                                              AMOUNT TO BE          OFFERING PRICE            OFFERING              AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED (1)    REGISTERED(2)(3)         PER SHARE(4)             PRICE(4)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.50 par value..            15,000,000 shares          $114.9375            $1,724,062,500            $455,153
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

1. This Registration Statement registers shares of Common Stock issuable under the American International Group, Inc. ("AIG") 1999 Stock Option Plan.

2. This Registration Statement includes up to 2,000,000 shares of Common Stock that may be reoffered and resold by certain persons who may be deemed "affiliates" of American International Group, Inc. for purposes of the registration requirements of the Securities Act of 1933, as amended.

3. This registration statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and adjustment provisions of the 1999 Stock Option Plan.

4. Estimated solely for purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and is based upon the average of the high and low sales prices of the Common Stock of American International Group, Inc. on June 21, 2000 as reported on the New York Stock Exchange Composite Tape.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement on Form S-8 registers 15,000,000 shares of common stock, par value $2.50 per share (the "Common Stock"), of American International Group, Inc. ("AIG"), which may be issued under AIG's 1999 Stock Option Plan (the "1999 Plan").

    This Registration Statement on Form S-8 also relates to 2,000,000 shares of Common Stock that may be reoffered and resold from time to time by certain persons who may be deemed "affiliates" of AIG for purposes of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 23, 2000

PROSPECTUS

                                2,000,000 SHARES

                       AMERICAN INTERNATIONAL GROUP, INC.

                                  COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

                            ------------------------

     This prospectus relates to up to 2,000,000 shares of common stock of American International Group, Inc. ("AIG" or the "Registrant") that may be acquired by certain persons who may be deemed to be "affiliates" of AIG for purposes of the registration requirements of the Securities Act of 1933 under AIG's 1999 Stock Option Plan (the "Plan").

     The shares may be sold from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution".

     AIG will not receive any of the proceeds from the sale of the shares by the selling shareholders. All costs, expenses and fees in connection with the registration of the shares, estimated to be approximately $150,000, will be borne by AIG.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 2000.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................    3
Selling Shareholders........................................    3
Plan of Distribution........................................    3
Validity of Common Stock....................................    3
Experts.....................................................    3

                            ------------------------

     You should rely only on the information contained in this prospectus or information contained in documents which you are referred to by this prospectus. AIG has not authorized anyone to provide you with information different from that contained in this prospectus. AIG is offering to sell the shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of shares of common stock.

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     AIG files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents that AIG files at:

- SEC Public Reference Room
  450 Fifth Street, N.W.
  Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

AIG's filings are also available to the public through:

- The SEC web site at http://www.sec.gov

- The New York Stock Exchange
  20 Broad Street
  New York, New York 10005

AIG's common stock is listed on the NYSE.

     The SEC allows AIG to "incorporate by reference" the information AIG files with the SEC, which means that AIG can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information included in this prospectus. AIG incorporates by reference the documents listed in the accompanying box and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all the shares of common stock are sold. This prospectus is part of a registration statement AIG filed with the SEC.

--------------------------------------------------------------------------------

Annual Report on Form 10-K for the year ended December 31, 1999.

Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

The description of common stock contained in the Registration Statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934.

--------------------------------------------------------------------------------

     AIG will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing or telephoning AIG at the following address:

     American International Group, Inc.
     Director of Investor Relations
     70 Pine Street
     New York, New York 10270
     (212) 770-7074.

                              SELLING SHAREHOLDERS

     The selling shareholders will consist of the holders of shares of common stock acquired under the Plan who may be deemed "affiliates" for purposes of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The selling shareholders will be listed in a supplement to this prospectus. Such supplement will indicate any relationship which such selling shareholder has had with AIG for the three years preceding the date of such supplement and the number of shares which such selling shareholder intends to sell pursuant to this prospectus.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold in one or more of the following transactions:

     - a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchase of such shares by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sales. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling shareholders.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of common stock offered hereby will be passed upon by Kathleen E. Shannon, Esq., Associate General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than 1% of the outstanding shares of common stock.

                                    EXPERTS

     The consolidated financial statements of AIG and its subsidiaries incorporated into this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by AIG with the Securities and Exchange Commission (the "Commission") (File No. 1-8787) and are incorporated herein by reference:

          (1) AIG's Annual Report on Form 10-K for the year ended December 31, 1999;

          (2) AIG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

          (3) The description of Common Stock contained in the Registration Statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All documents filed by AIG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     The Common Stock is registered under Section 12(b) of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The consolidated financial statements of AIG and its subsidiaries and the related financial statement schedules of AIG included in its most recent Annual Report on Form 10-K, incorporated herein by reference, are so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The validity of the shares of Common Stock offered hereby will be passed upon by Kathleen E. Shannon, Esq., Associate General Counsel of AIG. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of Common Stock and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation of AIG (the "Certificate") provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served any other enterprise at the request of AIG.
Section 6.4 of AIG's By-laws contains a similar provision.

     The Certificate also provides that a director will not be personally liable to AIG or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such an exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (the "GCL").

     Section 145 of the GCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of the registrant in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of AIG. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, AIG and its subsidiaries maintain a directors' and officers' liability insurance policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The exhibits are listed in the exhibit index.

ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 23rd day of June, 2000.

                                          AMERICAN INTERNATIONAL GROUP, INC.

                                          By       /s/ M. R. GREENBERG
                                            ------------------------------------
                                                (M. R. Greenberg, Chairman)

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints M.R. Greenberg, Edward E. Matthews and Howard I. Smith, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----

                /s/ M.R. GREENBERG                   Chairman, Chief Executive Officer,   June 23, 2000
---------------------------------------------------    and Director (Principal Executive
                 (M.R. Greenberg)                      Officer)

                /s/ HOWARD I. SMITH                  Executive Vice President, Chief      June 23, 2000
---------------------------------------------------    Financial Officer and Director
                 (Howard I. Smith)                     (Principal Financial Officer)

              /s/ MICHAEL J. CASTELLI                Vice President and Comptroller       June 23, 2000
---------------------------------------------------    (Principal Accounting Officer)
               (Michael J. Castelli)

                                                                  Director
---------------------------------------------------
               (M. Bernard Aidinoff)

                   /s/ ELI BROAD                                  Director                June 23, 2000
---------------------------------------------------
                    (Eli Broad)

                 /s/ PEI-YUAN CHIA                                Director                June 23, 2000
---------------------------------------------------
                  (Pei-yuan Chia)

                                                                  Director
---------------------------------------------------
                (Marshall A. Cohen)

                     SIGNATURE                                      TITLE                     DATE
                     ---------                                      -----                     ----
            /s/ BARBER B. CONABLE, JR.                            Director                June 23, 2000
---------------------------------------------------
             (Barber B. Conable, Jr.)

              /s/ MARTIN S. FELDSTEIN                             Director                June 23, 2000
---------------------------------------------------
               (Martin S. Feldstein)

                                                                  Director
---------------------------------------------------
                 (Ellen V. Futter)

                                                                  Director
---------------------------------------------------
                 (Leslie L. Gonda)

               /s/ EVAN G. GREENBERG                              Director                June 23, 2000
---------------------------------------------------
                (Evan G. Greenberg)

                                                                  Director
---------------------------------------------------
                 (Carla A. Hills)

              /s/ FRANK J. HOENEMEYER                             Director                June 23, 2000
---------------------------------------------------
               (Frank J. Hoenemeyer)

              /s/ EDWARD E. MATTHEWS                              Director                June 23, 2000
---------------------------------------------------
               (Edward E. Matthews)

                                                                  Director
---------------------------------------------------
                (Thomas R. Tizzio)

                                                                  Director
---------------------------------------------------
                 (Edmund S.W. Tse)

                /s/ JAY S. WINTROB                                Director                June 23, 2000
---------------------------------------------------
                 (Jay S. Wintrob)

                /s/ FRANK G. WISNER                               Director                June 23, 2000
---------------------------------------------------
                 (Frank G. Wisner)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                   DESCRIPTION                                 LOCATION
-------                  -----------                                 --------
   4      (a) The Registrant's 1999 Stock Option
              Plan.................................  Filed as exhibit to American
                                                     International Group, Inc.'s Definitive
                                                     Proxy Statement dated April 6, 2000 (File
                                                     No. 1-8787) and incorporated herein by
                                                     reference.
   5      Opinion re validity......................  Filed as exhibit hereto.
  15      Letter re unaudited interim financial
            information............................  None.
  23      Consents of experts and counsel
          (a) PricewaterhouseCoopers LLP...........  Filed as exhibit hereto.
          (b) Kathleen E. Shannon, Esq. ...........  Included in Exhibit 5.
  24      Power of Attorney........................  Included in signature pages.